Exhibit 99.1

For Immediate Release	Contact:
Steve Richards
Chief Financial Officer, TTM Technologies, Inc.
+1 714-241-0303
TTM Technologies, Inc. Provides Update on Regulatory Status of Proposed Acquisition
SANTA ANA, Calif., February 2, 2010 (GLOBE NEWSWIRE) — TTM Technologies, Inc. (Nasdaq:TTMI) (the “Company”), North America’s largest printed circuit board (“PCB”) manufacturer, today announced that the Committee on Foreign Investment in the United States (“CFIUS”) has completed its review of the proposed acquisition by TTM Hong Kong Limited, a wholly owned subsidiary of the Company, of certain indirect wholly owned subsidiaries of Meadville Holdings Limited (“Meadville”) that are engaged in PCB operations (the “PCB Subsidiaries”). CFIUS has informed the Company that there are no unresolved national security concerns for this acquisition. The Company and Meadville had previously voluntarily filed a notice for CFIUS’s review.
A portion of the Company’s business consists of manufacturing defense and defense-related items for various departments and agencies of the U.S. government, including the U.S. Department of Defense, which requires that the Company maintain facility security clearances under the National Industrial Security Program, or “NISP.” As a result of acquiring the PCB Subsidiaries, a certain foreign shareholder will hold a significant minority equity interest in the Company. The NISP requires that a corporation maintaining a facility security clearance take steps to mitigate foreign ownership, control, or influence, referred to as “FOCI.” After closing the acquisition of the PCB Subsidiaries, the Company expects that it will enter into a Special Security Agreement, or “SSA,” with the U.S. Department of Defense pertaining to its corporate governance and operations. The Company expects that the SSA may contain terms relating to, among other things, the following:
•	Board Composition — The Company’s board will include three persons, referred to as “Outside Directors,” who have strong national security qualifications and no prior relationship with the Company or its significant foreign shareholder. The Outside Directors may not be removed (subject to limited exceptions) without prior notice to and the written approval of the U.S. Defense Security Service. Another new member of the board will be a representative of the Company’s significant foreign shareholder. That director will not have access to classified information or vote on the Company’s participation in classified programs.

•	Quorum for Board Action — A majority of the members of the Company’s board, including at least one Outside Director, would be required for the Company’s board to take action.

•	Appointment of Government Security Committee — The Company’s board would appoint a Government Security Committee comprised of Outside Directors and directors who are officers of the Company, each of whom must be a U.S. resident citizen with a security clearance. The Government Security Committee would be responsible for ensuring that the Company maintains appropriate policies and procedures to safeguard the classified and export-controlled information in the Company’s possession, and to ensure that the Company complies with applicable laws and agreements.

•	Appointment of Facility Security Officer and Technology Control Officer — The Company would appoint a facility security officer and a technology control officer to assist the Government Security Committee.
In connection with its applications submitted to U.S. antitrust regulators, the Company received a letter from the U.S. Federal Trade Commission in January 2010 indicating that its request for early termination of the Hart-Scott-Rodino review process had been granted. The Company’s application previously submitted to antitrust regulators in the People’s Republic of China is currently under review.

About TTM Technologies, Inc.
TTM Technologies, Inc. is North America’s largest PCB manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.
About Meadville Holdings Limited
Headquartered in Hong Kong and established in the 1980s, Meadville Holdings Limited is one of the leading PCB manufacturers based in China with a focus on producing high-end PCB products. The company’s products include double-sided and multi-layer PCBs, HDI PCBs and IC substrates. In addition to its mass production ability in a wide range of PCB products, Meadville also provides customers with a “one-stop shop” service, which includes PCB layout design and small volume quick-turn PCB production. Meadville’s shares have been listed on the Main Board of The Stock Exchange of Hong Kong Limited since February 2, 2007. Additional information can be found at www.meadvillegroup.com.
Forward-Looking Statements
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with obtaining regulatory approvals in the U.S. and China, the company’s dependence upon the electronics industry, the risks associated with integrating acquisitions, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, and other “Risk Factors” set forth from time to time in the company’s SEC filings.